EXHIBIT 10.16

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 230.406

RESEARCH AND DEVELOPMENT AGREEMENT

This Research and Development Agreement (the “Agreement”) is made and entered into as of August 31, 2000 (the “Effective Date”), by and between Cryogen, Inc., a California corporation (“Cryogen”), and CryoCor, Inc., a Delaware corporation (“CryoCor”).

RECITALS

WHEREAS, Cryogen and CryoCor are parties to the Contribution Agreement and the License Agreement.

WHEREAS Cryogen has granted to CryoCor, and CryoCor has acquired from Cryogen a license to Cryogen Intellectual Property Rights for the purpose of allowing CryoCor to develop Technology and to develop and commercialize Licensed Products based on such Technology solely for use in the CryoCor Field.

WHEREAS, Cryogen has experience in the development of such products and has the facilities, equipment, employees and other resources to accomplish development activities, on behalf of CryoCor, with respect to the Technology and the Licensed Products.

WHEREAS, CryoCor may desire to engage Cryogen to perform such services, from time to time on an as needed basis, in connection with the development activities, and Cryogen is willing to provide such services.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Cryogen to enter into the Agreements, Cryogen and CryoCor hereby agree as follows:

1. Definitions.

1.1 Definitions. All capitalized terms used herein and not otherwise defined shall have the respective meanings, to the extent such terms are used herein, set forth in Schedule 1 attached hereto, which is incorporated by this reference as though fully set forth herein.

1.2 Singular and Plural. Singular and plural forms, as the case may be, of terms defined herein shall have correlative meanings.

2. Development Services.

2.1 Development. Beginning on the Effective Date and ending upon the termination of this Agreement (or a portion hereof), as provided herein below, Cryogen shall, at the sole cost and expense of CryoCor, provide the support and services set forth and described on Schedule 3 hereto on an as needed and billed for as used basis; provided, that Cryogen will have no obligation to provide support and services in excess of the maximum commitments set forth on Schedule 3. Notwithstanding the last clause of the immediately preceding sentence, Cryogen will reasonably attempt to supply additional support and services as may be requested by CryoCor so long as any such requests do not conflict with or interfere with the conduct of Cryogen’s business. In the event that CryoCor utilizes any of the individual support or services set forth and described on Schedule 3 hereto at less than the minimum rate described for any such support or service (e.g., the support of a particular employee or of a particular service) during any period of two (2) consecutive months, Cryogen will provide a written notice of such failure to CryoCor (a “Utilization Failure Notice”). After CryoCor’s receipt of a Utilization Failure Notice, Cryogen shall have the right and option to cease provision of the services of the particular employee or other service item which is the subject of such Utilization Failure Notice unless CryoCor notifies Cryogen in writing of its agreement to pay Cryogen an amount equal to the minimum amount that Cryogen would otherwise be entitled to receive from CryoCor for providing such support or service notwithstanding CryoCor’s failure to utilize such support or service at the minimum rate described on Schedule 3. Unless otherwise extended by written agreement of Cryogen and CryoCor, this Agreement shall automatically terminate in full on the first anniversary of the Effective Date; provided, however, the obligation of Cryogen to provide the tasks and services set forth on Schedule 3 hereto shall automatically terminate upon the expiration of the periods for the performance of such tasks and services as described on Schedule 3 hereto or any written amendment thereto.

2.1.1 Conduct of Development. All activities performed under this Agreement will be conducted under the direction of CryoCor’s management. While specific Cryogen employees may from time to time be involved in providing the support and services contemplated by this Agreement and, in connection therewith, may from time to time, have certain leadership responsibilities, CryoCor hereby expressly assumes all responsibility for all aspects of the development contemplated by this Agreement, including, without limitation, direction and timing of such development. Without limiting the generality of the foregoing, CryoCor will be solely responsible for determining the suitability and timing of the use of Licensed Products or other products of CryoCor on human patients.

2.1.2 Sale of Licensed Products. Licensed Products that are Manufactured pursuant to the terms of this Agreement by Cryogen or within facilities owned and operated by Cryogen will not be marketed and sold commercially but will be used to conduct the clinical testing required to obtain regulatory approval to market such Licensed Products.

2.2 Disclaimer of Warranties. Cryogen cannot and does not guarantee that the development of the Technology or the Licensed Products will be successful in whole or in part, that any Licensed Products will be developed or that any developed Licensed Products will be successful in the marketplace. The failure of Cryogen to further develop successfully the Technology or to discover, develop or commercialize any Licensed Product will not in and of itself constitute a breach by Cryogen of any representation, warranty, covenant or other obligation under the Agreements.

2.3 Rights to Property. Any and all Cryogen Enhancements (as such term is defined in the License Agreement) shall be the sole and exclusive property of Cryogen, subject to CryoCor’s rights as granted pursuant to Section 2.1 of the License Agreement, and any and all CryoCor Enhancements (as such term is defined in the License Agreement) shall be the sole and exclusive property of CryoCor, subject to Cryogen’s rights as granted pursuant to Sections 2.2 and 2.3 of the License Agreement. Cryogen and CryoCor shall jointly own all Joint Enhancements (as such term is defined in the License Agreement) and shall have equal undivided rights as the joint owners thereof to fully use and exploit the Joint Enhancements in whatever manner they shall deem appropriate, subject to CryoCor’s rights, as granted pursuant to Section 2.1 of the License Agreement, to fully use and exploit the Cryogen Joint Enhancement Interest (as such term is defined in the License Agreement) in whatever manner it shall deem appropriate within the CryoCor Field, and subject to Cryogen’s rights, as granted pursuant to Sections 2.2 and 2.3 of the License Agreement, to fully use and exploit the CryoCor Joint Enhancement Interest (as such term is defined in the License Agreement) in whatever manner it shall deem appropriate within the Cryogen Fields. Any and all Other Enhancements (as such term is defined in the License Agreement) shall be the sole and exclusive property of the party that makes or discovers any such Other Enhancement and any such Other Enhancement shall not be subject to the licenses granted under the License Agreement to Cryogen (pursuant to Sections 2.2 and 2.3 of the License Agreement) and to CryoCor (pursuant to Section 2.1 of the License Agreement), respectively. Notwithstanding the foregoing, any submissions or applications to any regulatory authority made by Cryogen in its name on behalf of CryoCor for intellectual property rights not developed by Cryogen pursuant to this Agreement or Licensed Products that are manufactured by Cryogen on behalf of CryoCor pursuant to this Agreement, shall be the exclusive property of CryoCor.

2.4 License. The parties hereto shall grant certain licenses to each other upon the terms and as set forth in Section 2 of the License Agreement.

3. Payment for Services; Timing of Payments; Records.

3.1 Payments for Services. In consideration of the services to be provided by Cryogen during the term of this Agreement, CryoCor shall reimburse Cryogen for all Costs associated with such services.

3.2 Timing of Payments. CryoCor shall pay to Cryogen monthly the Costs incurred in the prior month as shown on a statement delivered by Cryogen to CryoCor. CryoCor shall make such payment within thirty (30) days after the delivery of such statement from Cryogen.

3.3 Calculation of Costs. Costs shall be determined in accordance with Schedule 2 hereto.

3.4 Records. Cryogen shall keep and maintain proper and complete records and books of account documenting all of its expenses related to the services provided hereunder, including those allocated to and reimbursed by CryoCor hereunder. At CryoCor’s request and expense, Cryogen shall permit a certified independent public accountant selected by CryoCor to have access, no more than once in each calendar year during the term of this Agreement and each year for three (3) calendar years following the termination hereof, during regular business hours and upon reasonable notice to Cryogen, to such records and books for the sole purpose of determining the appropriateness of Costs invoiced hereunder; provided, however, that if such certified independent public accountant reasonably determines that such Costs have been, for any calendar year, after adjustments herein provided for, overstated by Cryogen, Cryogen shall (1)

promptly refund any such overpayment to CryoCor, and (2) if such Costs were overstated by Cryogen by an amount equal to or greater than five percent (5%), Cryogen shall also pay all reasonable fees and disbursements of such certified independent public accountant incurred in the course of making such determination.

4. Representations, Warranties and Covenants. The provisions of Sections 3, 4 and 9.1 of the Contribution Agreement with respect to Cryogen and CryoCor shall apply with equal force and effect to this Agreement and are incorporated hereunder.

5. Mutual Confidentiality.

5.1 Confidentiality Obligations Any party to this Agreement (the “Disclosing Party”) may from time to time disclose Confidential Information to the other party to this agreement (each a “Recipient”). “Confidential Information” is all nonpublic information concerning the unpatented intellectual property (and any and all rights therein or applications thereof), product specifications, any and all know-how, methods and processes with respect to products and marketing plans and marketing strategies and general market data of the Disclosing Party which is conveyed to the Recipient orally or in tangible form. Recipient shall keep in confidence and trust and shall not disclose or disseminate, or permit any employee, agent or other person working under Recipient’s direction to disclose or disseminate, the existence, source, content or substance of any Confidential Information to any other person or entity. Recipient shall use Confidential Information of the Disclosing Party only as necessary for the performance of the Agreements; provided, however, a Recipient may disclose Confidential Information to one or more potential financing sources upon the prior written consent of the Disclosing Party which consent shall not be unreasonably withheld or delayed. Recipient shall employ at least the same methods and degree of care, but no less than a reasonable degree of care, to prevent disclosure of the Confidential Information as Recipient employs with respect to its own confidential trade secrets and proprietary information. Recipient’s employees and independent contractors shall be given access to the Confidential Information only on a need-to-know basis, and only if they have executed a form of non-disclosure agreement with Recipient which imposes a duty to maintain the confidentiality of the Confidential Information that is at least as restrictive as the terms of this Section 5.

The commitments in this Section 5 shall not impose any obligations on Recipient with respect to any portion of the received information which: (i) is now generally known by or available to the public or which hereafter, through no act or failure to act on the part of Recipient, becomes generally known or available in the public domain; (ii) is furnished to Recipient by a third party without restriction on disclosure and without a breach by such third party of any confidentiality undertaking with respect thereto; or (iii) is required to be disclosed by operation of law or by an instrumentality of the government, including but not limited to any court, tribunal or administrative agency; provided that, in the case of any disclosure required by court order, the Recipient shall give the Disclosing Party as much advance notice as is reasonably practicable under the circumstances so as to permit the Disclosing Party to seek a protective order.

5.2 Conflicting Provisions The terms of Section 6.2 of the Contribution Agreement shall control in the event of a conflict between this Section 5 and the confidentiality and non-disclosure agreements contained in the Agreements (or any of them).

6. Disclaimer of Warranty. Neither party warrants or represents or shall be deemed to have represented or warranted that the rights granted hereunder will result in commercially acceptable or marketable product lines. This Agreement does not confer by implication, estoppel, laches or by any other means any license or any rights other than those expressly granted herein.

7. Product Liability and Indemnification; Insurance.

7.1 Product Defects. With respect to Licensed Products conceived, developed, manufactured or sold, whether before or after the Effective Date, CryoCor will have full responsibility for determining that the designs of the Licensed Products and components made by or for CryoCor are manufactured in accordance with customary commercial standards.

7.2 Indemnity. The parties hereto shall indemnify each other upon the terms and as set forth in Section 7.2 of the License Agreement.

7.3 Insurance by CryoCor. CryoCor shall maintain at all times during the period that any Licensed Products are being distributed or sold by CryoCor, and thereafter for the time any such Licensed Products remain in clinical use, comprehensive general liability insurance, with endorsements for contractual liability and product liability with coverage limits of not less than Five Million Dollars ($5,000,000). Cryogen shall, under such insurance, be named as an additional insured with a cross-liability endorsement. The minimum level of insurance set forth herein shall not be construed to create a limit on CryoCor’s liability with respect to its indemnification obligations hereunder. Prior to the commencement of clinical use (including the commencement of human clinical trials) of Licensed Products, and on each subsequent anniversary of the Effective Date, CryoCor shall furnish to Cryogen a certificate of insurance evidencing such coverage as of the date of commencement of such clinical use (and each anniversary thereof) and upon request by Cryogen at any time hereafter. Each such certificate of insurance shall include a provision whereby sixty (60) days’ written notice must be received by Cryogen prior to coverage modification or cancellation by either CryoCor or the insurer.

7.4 Insurance by Cryogen. Cryogen shall, to the extent available at commercially reasonable rates, maintain, with insurers or underwriters of good repute general liability insurance for the facilities owned or operated by Cryogen in which the Manufacture or development of Licensed Products will be performed pursuant to this Agreement.

8. Term and Termination.

8.1 Term. This Agreement shall terminate as provided in Section 2.1 hereof, unless terminated earlier as provided in Sections 8.2 and 8.3 hereof.

8.2 Termination By Mutual Agreement. By mutual agreement, the parties hereto may at any time terminate this Agreement and the developmental or other services provided hereunder on mutually acceptable terms.

8.3 Termination For Event of Default. Either Cryogen or CryoCor shall have the right to terminate this Agreement, effective as set forth in a written notice to the other party of the occurrence of an Event of Default with respect to such other party.

8.4 Effect of Termination.

8.4.1 Return of Licensed Products. In the event of the termination of this Agreement, Cryogen shall within thirty (30) days of the effective date of such termination, transfer to CryoCor all Technology and all other data, records and materials in Cryogen’s possession or control which relate to the Licensed Products. Cryogen shall also cooperate in the transfer of regulatory filings related to such Licensed Products, and take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of such rights to CryoCor.

8.4.2 Continuing Obligation to Make Payments. Termination of this Agreement shall not relieve the parties hereto of any liability, including any obligation to pay any amounts payable by any party to another party which accrued prior to such termination, nor preclude any party from pursuing all rights and remedies it may have hereunder or at law or equity with respect to any breach of this Agreement nor prejudice any party’s right to obtain performance of any obligation.

9. Miscellaneous.

9.1 Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations in it may not be assigned by any party hereto without the written consent of the other parties hereto.

9.2 Entire Agreement. This Agreement and the schedules and exhibits to this Agreement which are hereby expressly incorporated in this Agreement constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

9.3 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: (a) when hand delivered to the other party; (b) when received when sent by facsimile at the address set forth below; (c) three (3) business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To CryoCor:

c/o MPM Asset Management LLC

601 Gateway Blvd., Suite 300

South San Francisco, CA 94080

Facsimile: (650) 829-5828

Attention: Gregory M. Ayers, M.D., Ph.D.

With copies to:

Gray Cary Ware & Freidenrich LLP

4365 Executive Drive, Suite 1600

San Diego, California 92121

Facsimile: (858) 677-1477

Attention: Paul E. Kreutz, Esq.

If to Cryogen:

Cryogen, Inc.

11065 Sorrento Valley Court

San Diego, California 92121

Facsimile: (858) 450-3187

Attention: President

With copies to:

Brobeck, Phleger & Harrison LLP

12390 El Camino Real

San Diego, California 92130

Facsimile: (858) 720-2555

Attention: Michael S. Kagnoff, Esq.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.3 by giving the other party written notice of the new address in the manner set forth above.

9.4 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of Cryogen and CryoCor.

9.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to CryoCor or to Cryogen, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of CryoCor, or Cryogen nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of CryoCor or Cryogen of any breach of default under this Agreement or any waiver on the part of CryoCor or Cryogen of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to CryoCor or Cryogen shall be cumulative and not alternative.

9.6 Legal Fees. In the event of any action at law, suit in equity or arbitration proceeding in relation to this Agreement, the prevailing party, shall be paid by the non-prevailing party a reasonable sum for attorneys’ fees and expenses for such prevailing party.

9.7 Titles and Subtitles. The titles of the sections, paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.9 Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

9.10 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles. Any action or proceeding, however characterized, relating to or arising out of this Agreement, or in connection with the subject matter hereof shall be maintained in the state or federal courts located in San Diego County, California, and the parties hereto, each for itself, its successors and permitted assigns, hereby irrevocably submits to the jurisdiction of the courts of the State of California and the Courts of the United States of America sitting in the San Diego County, California for the purposes of any such action or proceeding and irrevocably agrees to be bound by any judgement rendered thereby in connection with this Agreement.

9.11 Survival. Sections 2.3, 2.4, 3, 5, 7, 8 and 9 of this Agreement, and all obligations to pay any amounts due hereunder, shall survive, and shall not be affected by, any termination of this Agreement pursuant to Section 8.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CRYOGEN, INC.

By:	/s/ David R. Murray
	Name:	David R. Murray
Title:

CRYOCOR, INC.

By:	/s/ Gregory M. Ayers
	Name:	Gregory M. Ayers
	Title:	Pres/CEO

[SIGNATURE PAGE TO RESEARCH AND DEVELOPMENT AGREEMENT]

EXHIBIT A

CRYOGEN INTELLECTUAL PROPERTY RIGHTS

TITLE	DOCKET NUMBER	PUB./ PATENT #	TYPE	FILING/ ISSUE DATE
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

*	Indicates patents or patent applications that are jointly owned by Cryogen and NIST. The rights granted to CryoCor under Section 2.1 of this Agreement are exclusive rights under Cryogen’s ownership interest in the indicated patents and patent applications. NIST has exclusively licensed its rights to the indicated patents and patent applications to Cryogen under the terms of the NIST License Agreement. Pursuant to Section 2.5 of this Agreement, upon CryoCor’s request, Cryogen has agreed to exclusively sublicense its rights under the NIST License Agreement to CryoCor subject to receipt of necessary approvals from NIST of such sublicense.

[…***…]

1.	* Confidential Treatment Requested

SCHEDULE 1

GLOSSARY

“Affiliate” shall mean a corporation, company, or other legal entity now or hereinafter controlling, controlled by or under common control with a party hereto, for so long as such ownership or control exists. For the purposes of this definition, control shall refer to a greater than 50% interest in the right to make decisions for such entity (e.g., greater than 50% ownership of the voting shares or other voting securities of such entity). Notwithstanding anything to the contrary contained herein, “Affiliate” shall not include (i) in the case of Cryogen, CryoCor and (ii) in the case of CryoCor, Cryogen.

“Agreements” shall mean the Contribution Agreement, the License Agreement and this Research and Development Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time.

“CryoCor Field” shall mean cardiac or vascular ablation to treat cardiac arrhythmia.

“Confidential Information” shall have the meaning assigned to it in Section 5 of this Agreement.

“Contribution Agreement” shall mean the Contribution Agreement dated of even date herewith between Cryogen and CryoCor.

“Costs” shall mean all costs, fees and out-of-pocket or other expenses, including the costs and expenses for providing the support and services contemplated by Schedule 3 hereto and the purchase of any capital equipment related to the activities and services of Cryogen hereunder, fully-burdened payroll costs (burdened to include benefits, payroll taxes and an allocation of facilities and overhead costs) and any other such costs generated internally by Cryogen in respect of the activities and services of Cryogen hereunder, including, without limitation, all other costs incurred by Cryogen or its Affiliates in respect of the activities and services of Cryogen hereunder determined in accordance with the methodology set forth on Schedule 2 attached hereto, and allocated on a reasonable and consistent basis.

“Cryogen Intellectual Property Rights” shall mean the intellectual property rights owned by Cryogen used or useful in the CryoCor Field, as particularly set forth and described in Exhibit A hereto.

“Event of Default” shall mean any of the following events: (a) at any time, if Cryogen or CryoCor fails to perform or observe or otherwise breaches any of its Material Obligations, and such failure or breach continues unremedied for a period of sixty (60) days after receipt of written notice thereof from the other party; (b) at any time, effective as set forth in a written notice from the other party if Cryogen or CryoCor shall (i) seek the liquidation, reorganization, dissolution or winding-up of itself or the composition or readjustment of its debts (other than pursuant to a merger with an Affiliate), (ii) apply for or consent to the appointment of, or the

Schedule 1-1

taking possession by, a receiver, custodian, trustee or liquidator for itself or of all or a substantial part of its assets, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts (other than pursuant to a merger with an Affiliate) or (vi) adopt any resolution of its Board of Directors or shareholders for the purpose of effecting any of the foregoing (other than pursuant to a merger with an Affiliate); or (c) at any time, effective as set forth in a written notice from the other party, if a proceeding or case shall be commenced without the application or consent of Cryogen or CryoCor as applicable, and such proceeding or case shall continue undismissed, or an order, judgment or decrees approving or ordering any of the following shall be entered and continued unstayed and in effect, for a period of sixty (60) days from and after the date service of process is effected, seeking (i) Cryogen’s or CryoCor’s, as applicable, liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Cryogen or CryoCor or for all or any substantial part of its assets or (iii) similar relief in respect of Cryogen or CryoCor under any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or readjustment of debts.

“License Agreement” shall mean the License Agreement dated as of even date herewith, between Cryogen and CryoCor, as amended, modified or supplemented from time to time.

“Licensed Product(s)” shall mean any and all devices and methods conceived, developed, manufactured, distributed or sold by CryoCor which utilize all or any portion of the Cryogen Intellectual Property Rights, Cryogen Enhancements (as defined in the License Agreement) or Joint Enhancements (as defined in the License Agreement) for use in performing cardiac or vascular ablation to treat cardiac arrhythmias.

“Manufacture” shall mean the manufacture and assembly of the Licensed Products.

“Material Obligation” shall mean the material obligations of a party under the License Agreement or this Agreement.

“Person” shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

“Technology” shall mean any technology that is (a) discovered, developed or otherwise acquired (i) by Cryogen and licensed to CryoCor pursuant to the terms of the License Agreement, (ii) as the result of any development performed by Cryogen on behalf of CryoCor pursuant to this Agreement or (b) otherwise acquired by or on behalf of CryoCor during the term of the License Agreement or this Agreement.

Schedule 1-2

SCHEDULE 2

COST ACCOUNTING METHODOLOGY

1. Cryogen will charge CryoCor for time required to support the efforts of CryoCor in certain functional areas. In these functional areas the Cryogen employee providing support will document time spent supporting CryoCor. The amount charged to CryoCor will be based on the actual time spent at the hourly rate of the individual performing the services plus a 25% burden rate, in the following functional areas:

•	Operations

•	Administration

•	Regulatory / Clinical

•	Quality

•	Accounting

•	Research and Development

•	Legal

2. Cryogen will charge CryoCor for specific manufacturing overhead tasks based on a rate determined by dividing the spending in an area by a representative activity. This methodology will be used in the following manufacturing overhead areas:

•	Purchasing (allocated based on the purchase order volume)

•	Receiving Inspection (allocated based on inspection hours)

•	Document Control (allocated based on Engineering Change Notice volume)

•	Warehousing (allocated based on purchase order lines received ie: receipts)

At the end of each calendar year, the comparable actual rate will be calculated (based on the data available subsequent to the last such adjustment) and compared to the rate used for allocation purposes. The amount allocated subsequent to the time of the last such adjustment will be corrected to reflect the actual rate calculated. Cryogen will refund to CryoCor any over collection or charge an additional amount to CryoCor based on the adjustment amount calculated. The amount allocated to CryoCor in future periods will be adjusted to reflect the most recent actual rate calculated (unless a more accurate rate is agreed to by both Cryogen and CryoCor).

Schedule 2-1

3. Cryogen’s real estate and real estate related expenses will be allocated to CryoCor based upon the square footage of the Cryogen facility occupied by CryoCor employees and activities. Real estate and real estate related expenses shall include the costs of leasing the facility, electricity, natural gas, janitorial, security, facility maintenance and supervision and trash collection. Cryogen and CryoCor acknowledge and agree that nothing in this Agreement is, or is intended to create, a sublease under or assignment of Cryogen’s facility lease (the “Lease”) to CryoCor. Unless and until CryoCor enters into a formal written sublease under or assignment of the Lease in compliance with its terms, CryoCor’s sole obligations with respect to Cryogen’s facility shall be as set forth in the first two sentences of this item 3 of Schedule 2.

4. Copier lease costs, copier supply costs, telephone costs, postage and general office supplies will be allocated to CryoCor based upon the number of CryoCor headcount occupying the Cryogen facility as a percentage of the total Cryogen and CryoCor employees occupying the Cryogen facility. As CryoCor purchases or otherwise provides their own copiers, telephones, general office supplies etc., these items will be excluded from this calculation, as applicable.

5. Cryogen will charge CryoCor for expenses incurred by employees of Cryogen providing support to CryoCor in accordance with item 1 of this Schedule 2, including, without limitation, reasonable travel expenses incurred by such Cryogen employees; provided, that, such expenses are pre-approved in writing by an authorized representative of CryoCor.

Schedule 2-2

SCHEDULE 3

AGREEMENT OF INITIAL SERVICES TO BE PROVIDED

1.	The initial requirements for labor to support CryoCor, and agreed to be provided by Cryogen in certain functional areas, will be at least equivalent to the following:

Individual	Minimum Time Requirements	Maximum Time Requirements	Billing Rate*
[...***...]	25%	50%	$83.61
[...***...]	20%	35%	$87.37
[...***...]	10%	25%	$45.71
[...***...]	0%	10%	$144.49
[...***...]	15%	25%	$85.82
[...***...]	0%	10%	$82.98
[...***...]	50%	50%	$43.16
[...***...]	10%	20%	$49.77
[...***...]	15%	35%	$38.22
[...***...]	25%	50%	$84.56
[...***...]	50%	80%	$56.12
[...***...]	35%	70%	$61.58

*	Based on adjusted salary amounts which have been determined but which have not yet taken effect. Future salary adjustments will result in a proportional adjustment in rate.

2.	Cryogen agrees to provide on CryoCor’s behalf specific manufacturing overhead tasks, as follows:

•	Purchasing – Cryogen agrees to provide the purchasing function for all goods and services required by CryoCor for a minimum period of six (6) months. At the option of CryoCor, the period of purchasing support may be reduced to something less than six (6) months.

•	Receiving / inspection – Cryogen agrees to provide the receiving and inspection function for all goods purchased by CryoCor for a minimum period of nine (9) months. At the option of CryoCor, the period of receiving/inspection support may be reduced to something less than nine (9) months.

•	Document Control – Cryogen agrees to provide the Document Control function as required by CryoCor for a minimum period of six (6) months. At the option of CryoCor, the period of document control support may be reduced to something less than six (6) months.

•	Warehousing – Cryogen agrees to provide warehousing for products of CryoCor as required by CryoCor for a minimum of six (6) months. At the option of CryoCor, the period of warehousing support may be reduced to something less than six (6) months.

Schedule 3-1	* Confidential Treatment Requested

3.	Cryogen agrees that a minimum of 3,520 square feet will be available in the existing Cryogen facility for CryoCor personnel and activities for a minimum of nine (9) months. At the option of CryoCor, the minimum square feet requirements and the length of time the facilities are to be made available may be reduced to something less than 3,520 square feet and/or nine (9) months, respectively.

4.	Cryogen agrees to provide copier and supplies, telephone services, postage and general office supplies for the lesser of a minimum of six (6) months or until CryoCor notifies Cryogen in writing that CryoCor no longer has a need for any or all of such services and supplies provided by Cryogen.

Schedule 3-2